                             EMPLOYMENT AGREEMENT

          AGREEMENT made as of the 1st day of July, 1993, between HENRY COMPANY, a California corporation (hereinafter called the "Company"), and JOHN R. ENRIGHT (hereinafter called the "Executive").

          WHEREAS, the Company desires to employ the Executive in an executive capacity and to compensate him therefor; and

          WHEREAS, the Executive is desirous of committing himself to serve the Company on the terms and conditions herein provided;

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. EMPLOYMENT. The Company agrees to employ the Executive, and the Executive hereby agrees to serve the Company, for a term of three (3) years commencing as of July 1, 1993, and ending on the third anniversary thereof; provided, however, that unless the Company or the Executive gives written notice to the contrary at least ninety (90) days prior to July 1, 1996 or any subsequent anniversary of the date hereof, the term of this Agreement shall automatically be extended for an additional term of one (1) year on each anniversary date of the date hereof commencing July 1, 1996. The term of this Agreement is hereinafter called the "Employment Period" or the "full term of the Employment Period." Each year of the Employment Period shall be deemed to commence on July 1.

          2. POSITION AND DUTIES. The Executive shall serve as the President of K.T. Snyder Co., a division of the Company ("Snyder Division"), reporting to the President of the Company. The Executive shall have supervision and control over, and responsibility for, the day-to-day operations of the Snyder Division and shall have such other powers and duties as determined by the President of the Company.

          3. ACCEPTANCE OF EMPLOYMENT. The Executive hereby accepts such employment for the compensation and upon the other terms and conditions provided for in this Agreement and agrees to devote his best efforts to such employment for as long as he shall be employed hereunder. During the Employment Period, the Executive shall devote substantially full time and efforts to the business and affairs of the Company (including its subsidiaries and affiliates) and the promotion of its interests (except for reasonable vacations and absences resulting from sickness or accident) and shall not be actively engaged in any other business activities or duties except for activities approved in advance in each case by the Board of Directors of the Company.

          4. COMPENSATION. The Executive shall receive the following compensation for his services hereunder:

               (a)  BASE SALARY AND INCENTIVE COMPENSATION.

                    (i) The Company shall pay to the Executive during the Employment Period a base salary at the rate of One hundred thirty thousand dollars ($130,000.00) per year ("Base Salary"), which shall be paid in equal semi-monthly installments on or before the fifteenth and last days of each calendar month of each such year or portion thereof during the Employment Period. The Board of Directors of the Company shall review the Base Salary at the beginning of each year of the Employment Period and may increase such Base Salary in an amount to be determined in the discretion of the Board of Directors of the Company. Upon any increase in the rate of Base Salary pursuant to the foregoing sentence, such increased rate of Base Salary shall thereafter constitute the Executive's Base Salary for all purposes of this Agreement.

                    (ii) In addition to Base Salary, the Executive shall be entitled to receive, in respect of each preceding year of the Employment Period, a lump sum cash bonus (the "Incentive Bonus") to be paid during the first calendar quarter of each year in an amount to be determined by the Board of the Company, based upon the Executive's performance against objectives to be mutually agreed upon by the Executive and the Board of Directors of the Company. The amount of the Incentive Bonus may range from zero (0) to fifty percent (50%) of Base Salary, with a target level of twenty-five percent (25%) of Base Salary if such agreed-upon objectives are met. Provided, however, that in any event, the Executive shall receive an Incentive Bonus of at least $20,000 for the first six months of the Employment Period, to be paid in the first calendar quarter of 1994.

               (b) AUTOMOBILE ALLOWANCE. During the Employment Period, at the Executive's option, either (1) the Company shall provide the Executive, for the Executive's sole use, an automobile, and the Company shall promptly reimburse all of the Executive's operating expenses with regard to such automobile, provided the Executive properly accounts therefor in accordance with Company policy, or (2) the Executive shall be entitled to receive an allowance of $625 per month to be applied to the cost of purchasing or leasing an automobile for use by the Executive in his performance of services hereunder, and the Company shall promptly reimburse all operating expenses with regard to such automobile up to a maximum of $125 per month, provided that the

Executive properly accounts therefor in accordance with Company policy.

               (c) EMPLOYEE BENEFITS. The Executive shall be entitled to participate in and receive benefits under all of the Company's executive life insurance, disability and deferred compensation plans in effect on the date hereof, or any such plans or arrangements made available by the Company in the future to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
The Executive shall be entitled to participate in and receive benefits under the Company's company-wide employee benefits plans for medical and dental benefits on a basis consistent with the terms, conditions and overall administration of such plans, and in addition shall be entitled to obtain, at the Company's expense, one annual physical examination each year during the Employment Period, at a cost not to exceed $1,000 per examination.

               (d) 401(K) PLAN. The Executive shall be entitled to participate in and receive benefits under the Company's 401(K) Plan, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

               (e) CLUB MEMBERSHIP. The Company shall pay the initiation fee (the "Initiation Fee"), up to a maximum of $15,000.00, for the membership of Executive in a club of the Executive's choice located in the Houston, Texas area. During the Employment Period, the Executive shall be entitled to reimbursement of the cost of the monthly dues at such club, so long as the Executive is a member of such club. In the event that the Executive's employment is terminated by the Company for Cause, or is terminated by the Executive whether for Good Reason or any other reason, the Executive shall reimburse to the Company that portion of the Initiation Fee that is equal to the product of the Initiation Fee multiplied by a fraction, the numerator of which is equal to thirty-six (36) minus the number of months which the Employment Period lasted prior to the Executive's termination, and the denominator of which is equal to thirty-six (36).

               (f) EQUIPMENT. Executive shall be entitled to the use of a personal computer in his home, along with the use of a car phone, both of which shall be purchased by the Company through its capital request process.
Executive shall be entitled to receive prompt reimbursement for all reasonable phone-line charges incurred by him while using the personal computer or car phone to perform services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy. Any car phone expenses which are reimbursed by the Company shall be in addition to, and shall not constitute a part of, the car allowance reimbursements provided in paragraph (b) above.

               (g) RELOCATION EXPENSES. Executive shall be entitled to receive prompt reimbursement for the following relocation costs and expenses incurred as a result of Executive's acceptance of employment with the Company:

                    (i) Standard closing costs (including broker fees, mortgage points and title expenses) incurred by Executive in the sale of his current primary residence located in Plano, Texas and the purchase of a primary residence in Houston, Texas.

                   (ii) Costs and expenses incurred to move Executive's household goods and pets from Plano, Texas to Houston, Texas, along with such insurance as is reasonable and necessary with respect thereto.

                  (iii) Reasonable expenses incurred by Executive as necessary to locate a primary residence in Houston, Texas, along with either
(a) reasonable expenses incurred by Executive in maintaining a temporary residence in Houston, as necessary, for a period of time not to exceed two (2) months, while Executive is searching for or waiting to complete the purchase of a permanent residence in Houston or (b) reasonable expenses, including rental and related utility charges, incurred by Executive to rent a furnished apartment in Houston for up to eighteen (18) months.

                   (iv) In addition, upon Executive's relocation to Houston, as demonstrated by Executive's establishment of a permanent primary residence in Houston through the purchase of a primary residence or the execution of a long-term lease in Houston, Executive shall be entitled to receive a payment of five thousand dollars ($5,000) to cover incidental costs.

          5.   TERMINATION.

               (a) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, termination for Cause shall mean termination because of the Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional or recklessly negligent failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

               (b) TERMINATION OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment hereunder without Cause, if the Company shall determine that such termination is in the best interests of the Company and the

Company shall have delivered to the Executive a Notice of Termination hereunder.

               (c) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder (i) for Good Reason or (ii) for any other reason, by giving a Notice of Termination hereunder to the Company. For purposes of this Agreement, "Good Reason" shall mean the Executive's termination of employment within six (6) months of a significant change in the nature or scope of the Executive's authorities or duties from those described in Section 2, a reduction in total compensation from that provided in Section 4, any transfer requiring the Executive to relocate from the Houston area, or the breach by the Company of any other provision of this Agreement.

               (d) DEATH. The Executive's employment hereunder shall terminate upon his death.

               (e) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for 180 consecutive days and, within thirty (30) days after a Notice of Termination (as hereinafter defined) is given by the Company, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

               (f) NOTICE OF TERMINATION. Any termination by the Company pursuant to subparagraphs (a), (b) or (e) above or by the Executive pursuant to subparagraph (c) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (g) DATE OF TERMINATION. Date of Termination shall mean (i) if the Executive's employment is terminated by his death, the day after his death;
(ii) if the Executive's employment is terminated pursuant to subparagraph (b) or
(e) above, thirty (30) days after Notice of Termination is given (provided that, in the case of termination under subparagraph (e), the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty day period), and (iii) if the Executive's employment is terminated pursuant to subparagraph (a) or (c) above, the date specified in the Notice of Termination.

          6.   COMPENSATION UPON TERMINATION.

               (a) TERMINATION FOR CAUSE. If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive the pro rata portion of his Base Salary earned through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

               (b) TERMINATION BY THE COMPANY OR EXECUTIVE UNDER CERTAIN CIRCUMSTANCES. If the Company shall terminate the Executive's employment pursuant to Section 5(b) or 5(e) hereof, or if the Executive shall terminate his employment for Good Reason under Section 5(c)(i) hereof, the following provisions shall apply:

                    (i) The Company shall continue to pay to the Executive the Base Salary provided for in Section 4(a)(i) hereof at the rate in effect at the time Notice of Termination is given, for a period of twelve months after the date that the Notice of Termination is given, less amounts earned during such period by Executive with respect to other employment.

                   (ii) With respect to the Company's 401(K) Plan, or any incentive plan, all rights granted to the Executive shall fully vest and be exercisable by the Executive to the extent provided by such plan.

                  (iii) The Executive shall be entitled to participate in and receive for a period of twelve (12) months after the date that the Notice of Termination is given (i) benefits under the Company's company-wide employee benefit plans for medical and dental benefits on a basis consistent with the terms, conditions and overall administration of such plans, (ii) benefits under
Section 4(b) hereof, in the form provided to the Executive at the date that the Notice of Termination is given and (iii) reasonable office accommodations.

               (c) VOLUNTARY TERMINATION. If the Executive shall terminate his employment hereunder other than for Good Reason pursuant to Section 4(c)(ii) hereof, the Company shall pay the Executive, through the Date of Termination, his full Base Salary at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

               (d) TERMINATION UPON DEATH. If this Agreement terminates as a result of the Executive's death, the Company shall pay to the survivors of the Executive his full Base Salary at the rate in effect at the time of death, through the date of death.

          7. CONFIDENTIALITY. The Executive agrees not to divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way any confidential or proprietary information or trade secrets of the Company, including without limitation any copyrights, ideas, knowledge, trade secrets, know-how, customer lists, cost information, or technical data arising out of the business of the Company, without the express written permission of the Company. The Executive agrees that the remedy at law for any breach by the Executive of the foregoing covenant will be inadequate, and that the Company shall be entitled to injunctive relief to restrain the Executive from breaching further any of such covenants.

          8. COVENANT NOT TO COMPETE. In order to induce the Company to enter into this Agreement, the Executive agrees that during the term of his employment by the Company and for twelve (12) months thereafter he will not, directly or indirectly, serve as an employee or consultant for, or otherwise engage in or have any ownership interest in (except for an interest in the Company and except for the ownership, solely for investment purposes of less than five percent (5%) of the common stock of a publicly traded company), any person, firm, corporation, partnership, association, agency or business (whether as a principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in the United States in any business that is the same as, similar to, or competitive with the business engaged in by the Company so long as the Company shall engage in such business, including but not limited to, manufacturing and distribution of coatings, sealants, polyurethane foam and any future business of the Company. The parties agree that the period provided for, and the area encompassed, in this paragraph are necessary and reasonable in order to protect the parties and the Company in the conduct of the Company's business.

          The parties intend that the foregoing covenant shall be construed as a series of separate covenants, one for each geographic area of the country. If, in any judicial proceedings, the court shall refuse to enforce any of the separate covenants with respect to a particular geographic area, then such unenforceable covenant shall be deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced, and the remaining covenants, to the extent required, shall be modified to preserve their validity.

          The parties agree that the remedies at law for any breach by the Executive of the foregoing covenant will be inadequate, and that the Company shall be entitled to injunctive relief to restrain the Executive from further breaching such covenant. Furthermore, in the event the Executive does breach the foregoing covenant, the Company and Executive agree that the Company shall have no further obligations to the Executive hereunder and the Executive shall forfeit all rights to any payments or other benefits to which he would otherwise have been entitled hereunder.

          9.   SUCCESSORS; BINDING AGREEMENT.

               (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation in which the Company is not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be.

               (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

          10.  MISCELLANEOUS.

               (a) NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:

                    John R. Enright

                    ----------------------------------------

                    ----------------------------------------

               If to the Company:

                    Henry Company
                    2911 Slauson Avenue
                    Huntington Park, CA 20255

                    Attention:  Jeffrey A. Wahba
                                Chief Financial Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               (b) WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or agent as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

               (c) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

               (d) VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               (f) ENTIRE AGREEMENT. This Agreement embodies the entire Agreement of the parties respecting the employment of the Executive.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              "COMPANY"

                              HENRY COMPANY



                                 /s/ Richard B. Gordinier
                                 --------------------------------
                              By:   Richard B. Gordinier
                                 --------------------------------
                              Its: President
                                  -------------------------------



                              "EXECUTIVE"


                              /s/ John R. Enright
                              -----------------------------------
                                        JOHN R. ENRIGHT